Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

Contents
1.Inducements Policy
1.1.     Personal Gifts and Hospitality Policy (“G&E Policy”)
1.2.     Research as a non-monetary benefit (“Research Policy”)
2.Bribery Act, FCPA & Pay to Play
2.1.     Bribery Act
2.2.     FCPA
2.3.     Pay to Play Policy
3.PAD Policy
4.Code of Ethics Attestations

Preamble

Finisterre Capital LLP (the “Firm”) manages portfolios of investments on a discretionary basis for investment funds and managed account clients (together, "Clients"). The Firm is an Alternative Investment Fund Manager (“AIFM”) for the purposes of the European Alternative Investment Fund Managers Directive (Directive 2011/61/EU) (“AIFMD”), and is authorised and regulated by the UK Financial Conduct Authority (the “FCA”). The Firm also has permission under Article 6(4) of the AIFMD to provide portfolio management services to Clients who are not the AIFs for which it acts as the AIFM, for example to segregated managed account Clients (“top-up services”). For FCA purposes the Firm is a Collective Portfolio Management Investment Firm. The Firm is also a Commodity Pool Operator and a Commodity Trading Advisor with the CFTC.

Finisterre Malta Limited (the ‘’Manager’’) is authorised as an AIFM and regulated by the Malta Financial Services Authority (“MFSA”). Both the Firm and the Manager are Registered Investment Advisers with the U.S. Securities & Exchange Commission (“SEC”).

The Clients have appointed the Manager and/or the Firm to provide them (inter alia) with portfolio management.

Conduct of Business

All members of Staff must comply with all the provisions of the compliance manual including acting honestly, fairly and professionally in accordance with the best interests of our Clients. In particular, Staff should take note of the conduct of business provisions in relation to inducements and personal account dealing. Investment Professionals should take note of the provisions in relation to financial crime (bribery, fraud and manipulation). They are prohibited from engaging in any conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of securities for and on behalf of a Client.

This Code of Ethics is adopted jointly by the Firm and the Manager

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

1. Inducements Policy

Preamble

The Firm is subject to the inducements conduct of business rules set out in MiFID II , which also set out the conditions on receiving research services (considered a form of inducement) from third parties.

(i)Introduction

Finisterre must take reasonable steps to prevent it, or any person acting on its behalf, from:
•accepting or offering any inducements; or
•directing or referring any actual or potential business to another person on its own initiative;
if it is likely to conflict with any responsibility Finisterre has toward its Clients.1

(ii)Changes to Rules on inducements post MiFID 2

a.Changes to General Rules

The post-MiFID2 general inducements rules in COBS 2.3A.5. (the “General Rules”) are similar to the old regime general MiFID inducements rules i.e. inducements may be given/accepted if they enhance the quality of a service provided to the client, do not impair the best interest of the client and are disclosed to the client. This has previously been seen as fairly easy to satisfy. However the “enhancement of the quality of service” test has been slightly expanded under MiFID 2.

b.New Rules re Acceptable Minor Non-Monetary Benefit

In addition to the changes to the General Rules on inducement new (post MiFID 2) COBS 2.3A.16 (2) introduces an absolute ban on the acceptance of a non-monetary benefit unless it can be categorised as an acceptable minor non-monetary benefit (“AMNMB”) as set out in COBS 2.3A.19R.

Note that the following are expressly stated as not being AMNMB:-

i.A fee, commission, or non-monetary benefit shall not be considered AMNMB if the provision of relevant services to the client is biased or distorted as a result of the fee, commission or non-monetary benefit; or

ii.Any non-monetary benefit that involves a third party allocating valuable resources to the Firm shall not be considered as AMNMB and shall be judged to impair compliance with the Firm's duty to act in their client’s best interest

1 In this regard, you are specifically reminded of the FCA’s Principle 6 + MFSA Conduct of Business rules as per the Company’s compliance manual, which requires us to pay due regard to the interests of our Clients and treat them fairly.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

1.1 Personal Gifts & Hospitality Policy

(i)Applicable AMNMB

Over and above fulfilling the General Rules above, all gifts and hospitality must consist of:-

a.“ Participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service” (“Relevant Training Event”) or;

b.“hospitality of a reasonable de minimis value, such as food and drink during:
(i) A business meeting (“Relevant Meeting”)2 or
(ii) A Relevant Training Event
(collectively with a Relevant Meeting, a “Relevant Event”)

(ii)    Scope

The Firm has chosen to apply the rules:-

a.to all staff (irrespective of whether they are involved in the provision of portfolio management); and
b.regardless of the nature of the Provider (i.e. not just gifts from brokers).

(iii)Prohibition(s)/Limits

a.No non-monetary benefit is permitted unless it is an AMNMB as set out in paragraph 1.1(i) above

b.Stand-alone Gifts

No “stand alone” gifts (e.g. bottles of wine, boxes of chocolates) must be accepted (a “non-permitted standalone gift”), save to the extent that they can be considered to be “Tokens” (e.g. branded pen, key-ring).

Note that in the event that a non-permitted standalone gift is received unsolicited please notify Compliance. It is likely that in such instances such a gift will need to be returned.

(iv)Employee Obligations

2 A business meeting includes a general industry focused event that is not targeted to a small group and is not overly exclusive or lavish in nature.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

a.Notification

Save in the case of a Relevant Event at which the hospitality is in the form of meals and/or refreshments which the member of Staff genuinely and reasonably believes is less than GBP 50 (“Associated AMNMB”) all Staff must notify Compliance of:-

i.any gift, or benefit (including hospitality) from any service provider or potential service provider (“Provider”) to the Firm or its clients, irrespective of value;
ii.any non-permitted standalone gift that is received unsolicited.

Compliance will maintain a record of all such notifications for 5 years from the date of request.

b.Pre-clearance

Pre-clearance must be sought from Compliance for any non-monetary benefit which may be in excess of GBP 125 (“De Minimis Amount”).

c.Form of Pre-clearance requests

The Pre-clearance request must state:-

i.The value of the non-monetary benefit (being the cost to the Provider). Note that you may be requested to obtain confirmation from the Provider that the price quoted is the actual cost to them;
ii.The value of all non-monetary benefits (not including any Associated AMNMB but including the current non-monetary benefit which is the subject of the Pre-Clearance) offered by the relevant Provider within the last 12 months from the date of the relevant Pre-Clearance Request (“Annual Aggregate Amount”).
iii.The basis on which [you] believe it:-

i.meets the General Rules; and
ii. constitutes an AMNMB as per paragraph 1.1(i).

(v) Basis of Approval

In order for Compliance to provide approval for a Pre-Clearance request it must be satisfied that it meets the criteria relating to the General Rules and as well as the criteria for it to be an AMNMB.

In the case of non-monetary benefits which are:-

a.ticketed events, such as theatre tickets, sporting events, private viewing of a gallery or museum exhibition; or

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

b.where the relevant Pre-Clearance Request would mean that the Aggregate Annual Amount for the relevant Provider exceeds GBP 1000 the expectation is that the recipient or the Firm will pay the full cost to the Provider of the non-monetary benefit.

c.In the case of meals and/or refreshments, the expectation is that the recipient or the Firm will pay the difference between the De Minimis Threshold and the full cost of the meal/refreshments.

Each person must understand what constitutes an AMNMB and must ensure that in cases where it is not reasonably practicable to obtain submit a Pre-clearance Request or receive approval, you must only accept the non-monetary benefit if you reasonably believe it to be an AMNMB (and notify Compliance as soon as reasonably practicable) or you pay for it (and if necessary subsequently seeks reimbursement from the Firm).

(vi) Cash and cash equivalents

Under no circumstances may cash or cash convertible gifts be offered or accepted. Any such gift offered in the course of, or in connection with a Provider must be declined and reported immediately to Compliance.

(vii) Finisterre’s  1940 Act G&E  Policy
SUPPLEMENTAL POLICY CONCERNING BUSINESS GIFTS AND ENTERTAINMENT IN LINE WITH THE PROHIBITION IN SECTION 17 (e)(1) of the 1940 Act

Preamble

The Guidance highlights the conflict of interest that arises when certain investment adviser personnel are presented with gifts or entertainment from persons doing business or hoping to do business with a Mutual Fund and indicates that this may invoke Section 17( e) of the 1940 Act.3

Further to the Guidance, the following requirements apply in respect of 1940 Act Persons, in respect of certain business gifts and entertainment from 1940 Act Brokers.

a.DEFINITIONS
.
i. “Guidance” means the SEC Division of Investment Management February 2015 Guidance addressing “Acceptance of Gifts or Entertainment by Fund Personnel – Section 17 ( e) (1) of the Investment Company Act of 1940”
ii.“1940 Act Brokers” means any brokers and counterparties which trade with or for, or which may be expected to trade with or for, a Mutual Fund

3 The example provided in the Guidance of a violation is of a fund portfolio manager accepting gifts or entertainment from a broker dealer for the purchase or sale of fund’s portfolio securities.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

iii.“1940 Act Person “means any person advising or executing trades in respect of a Mutual Fund, and anyone in a position to influence the use or choice of a broker or counterparty.  Over and above the portfolio managers, in the case of the Firm this will currently apply to Operations persons undertaking hedging or repos for a Mutual Fund, and the Risk and Regulatory Trading Officer (FML) due to his role in the Approved Counterparty process.
iv.“Mutual Funds” refers to U.S. Registered Investment Companies to which the Firm acts as advisor.

b.1940 ACT PERSONNEL OBLIGATIONS

i.Pre-Clearance Requirements

A 1940 Act Person must request pre-clearance from Compliance for any gifts, meals, entertainment or compensation from any entity involved in the purchase or sale of any property to or for a Mutual Fund.  In the case of the Firm this means 1940 Act Brokers.

c.Basis of Approval

There may be limited circumstances where Compliance is in a position to allow a gift or entertainment from a 1940 Act Broker to a 1940 Act Person.

It is likely that it would be permitted for a 1940 Act Person to attend;-

i. an industry seminar/drinks hosted by a 1940 Act Broker provided that it is a general event and not a small group; or

ii.to participate in general entertainment events hosted by a 1940 Act Broker, such as a summer or holiday party; and

iii.Certain research events4

Note that all the above circumstances must also always constitute an AMNMB in accordance with the wider Inducements Policy

4 Note: The CCO may issue “blanket” approvals from time to time and will notify 1940 Act Persons accordingly

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

1.2 Research Policy

The onus of the majority of the requirements of this Policy rests with the Firm as the research analysis is entrusted to and done by the Firm. The Manager will perform checks on the Firm, to fulfil its obligations arising from the MFSA’s Standard Licence Conditions applicable to Investment Services Licence Holders which qualify as Alternative Investment Fund Managers, in particular SLC 4.02 which states that the Licence Holder (i.e. Finisterre Malta Limited) shall review the services provided by each delegate on an ongoing basis. The Manager is not required to replicate all the requirements of this Policy, although it may do so.

(i)All Research must be paid for unless it is an AMNMB

Research received by the Firm which cannot be categorized as an AMNMB must be paid for from the Firm’s own resources.

(ii)Applicable AMNMB

In the case of Research the key AMNMBs are:-

a.“information or documentation relating to a financial instrument or an investment service, that is generic in nature or personalised to reflect the circumstances of an individual client;

b.written material from a third party that is commissioned and paid for by a corporate issuer or potential issuer to promote a new issuance by the company, or where the third party firm is contractually engaged and paid by the issuer to produce such material on an ongoing basis, provided that the relationship is clearly disclosed in the material and that the material is made available at the same time to any firms wishing to receive it, or to the general public;

c.participation in conferences, seminars and other training events on the benefits and features of a specific financial instrument or an investment service;

d.hospitality of a reasonable de minimis value, such as food and drink during a business meeting (“Relevant Meeting”) or a conference, seminar or other training events mentioned under paragraph (c) collectively with a Relevant Meeting, a “Relevant Event”

e.research relating to an issue of shares, debentures, warrants or certificates representing certain securities by an issuer, which is produced:
i.prior to the issue being completed;
ii.by a person that is providing underwriting or placing services to the issuer on that issue; and

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

iii.made available to prospective investors in the issue; or

f.research that is received so that the firm may evaluate the research provider’s research service, provided that:
i.it is received during a trial period that lasts no longer than three months;
ii.no monetary or non-monetary consideration is due (whether during the trial period, before or after) to the research provider for providing the research during the trial period;
iii.the trial period is not commenced with the research provider within 12 months from the termination of an arrangement for the provision of research (including any previous trial period) with the research provider; and
iv.the firm makes and retains a record of the dates of any trial period accepted under this rule, as well as a record of how the conditions in (i) to (iii) were satisfied for each such trial period.”

(iii)Steps taken to avoid receiving Unsolicited Research

The definition and categorization of what constitutes Research and/or an AMNMB is challenging. This results in a risk that the Firm may inadvertently receive Research, which does not fall within the definition of an AMNMB (“Unsolicited Research”).

The Firm is obliged to take reasonable steps to avoid receiving Unsolicited Research and with a view to minimizing this risk has set up the following process(es).

(iv)Employee Obligations

a.Approved Research Brokers Onboarding Process/Submission and Approval of Onboarding Request Form.

Individuals (“Requester”) must submit an Onboarding Request Form for any brokers where there is a possibility they may receive Research5 communication that may constitute Research (bearing in mind the wide interpretation of Research) to :-
▪Head of Research (or nominated delegate); and
▪Legal and Compliance Team6.

i.Form of Onboarding Request Form,

The Onboarding Request Form must include:-
▪details of the broker; and

5 Note : wide interpretation of Research
6 Note – a member of the Research Team may submit to Legal and Compliance on behalf of a PM

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

▪rationale for requesting it to be included on the Approved Research Broker List7

ii.Addition of broker to Approved Research Broker List
Once a broker is approved and the Firm has entered into contractual arrangements re payment by the Firm for the Research it receives the research broker will be added to the Approved Research Broker List.

The Firm may only receive Research from those research providers on the Firm’s Approved Research Broker List.
b.Notification obligations in receipt of Unsolicited Research

In the event you believe you may have received Research from a third party that is not on the Approved Research Broker List, you must notify the research provider that they must stop sending Research.

If the research provider continues to provide Unsolicited Research then you must escalate to CCO, who shall determine, in consultation with the Research Team, a suitable course of action to restrict the Unsolicited Research. This may include suspension for a reasonable period of any or all investment services with a non-approved research broker.

(v) Additional Systems & Controls to minimize risk of receipt of Unsolicited Research

The following are the additional systems and controls to restrict unsolicited Research from non-approved research providers include:-

a.Dedicated Research Inbox

The Firm has established a dedicated research inbox made available, via a firewall, only to research providers on the Approved Research Broker List.

b.Staff protections

Use of the dedicated research inbox provides staff with additional protection from the risk of accessing Unsolicited Research.

(vi) Research Oversight

Any one of the nominated individuals of the Research Team shall :-

7 setting out high level commercials of proposed research relationship, together with the proposed research services agreement,

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

a.Ensure and provide annual attestations that:-

i.research budget has been used in the best interests of the Firm’s clients; and
ii.the research budget and Approved Research Broker List is regularly reviewed to determine that the quality and value of received Research is sufficient for contributing to better investment decisions by the Firm.

b.Escalate to the Firm’s Senior Management8 any third party Research from an Approved Research Provider that does not meet the necessary quality and value.
Senior Management shall then determine, in consultation with the Research Team, whether the Firm should terminate its contractual arrangements with the relevant research provider (and any associated rebate of fees) and remove it from the Approved Research Broker List

I.Definitions

i.“Research”

1.1.1    The definition of “Research” as set out in MiFID II is extremely wide-ranging and could cover activities not previously categorized as research by general market practice.
1.1.2.    For the purposes of MiFID II, Research received by the Firm is deemed a non-monetary benefit under the wider MiFID II Inducement rules and should be understood as:

•covering research material or services concerning:

1.1.2..1    one or several financial instruments or other assets, or

1.1.2..2    the issuers or potential issuers of financial instruments, or

1.1.2..3    be closely related to a specific industry or market such that it informs views on financial instruments, assets or issuers within that sector; and

•that type of material or services explicitly or implicitly recommends or suggests an investment strategy; and

•provides a substantiated opinion as to the present or future value or price of such instruments or assets, or otherwise contains analysis and
8 As defined in the Firm’s Compliance Manual.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

original insights and reach conclusions based on new or existing information that could be used to inform an investment strategy and be relevant and capable of adding value to the Firm’s decisions on behalf of clients being charged for that research.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

2. Bribery Act, FCPA & Pay to Play

2.1 Bribery Act

The UK Bribery Act 2010 (“BA”) establishes four categories of offence:

1.Bribing another person (Section 1 of BA);9
2.Being bribed (Section 2 of BA);10
3.Bribing a foreign public official (“FPO”) or offering a financial advantage (Section 6 of BA);11
4.Failure of a commercial organisation to prevent third parties paying bribes on its behalf (Section 7 of BA).12

The first three offences are capable of being committed by an individual or an organisation, whilst the fourth can be committed by an organisation only.

The BA covers bribery of private persons as well as public officials, irrespective of intent and introduces the corporate offence of failing to prevent bribery. Facilitation payments remain illegal under the Act, even if they are permitted by local custom.
The penalties for Bribery itself include 10 years imprisonment and an unlimited fine for individuals and an unlimited fine for companies. “Senior Officers” (broadly defined and includes directors) are also guilty of the same offence as the organisation they manage, where they are deemed to have given their consent or connivance to one of the offences referred to above. Omitting to act could be regarded as consent.

The proceeds derived from acts of bribery are likely to be considered as “criminal property” for the purposes of UK anti-money laundering legislation and should be reported to the National Crime Agency (“NGA”). Failure to do so can result in up to 5 years’ imprisonment and an unlimited fine. The penalties for money laundering are up to 14 years’ imprisonment and an unlimited fine.

Persons convicted of bribery may also be disqualified from holding a UK director position for up to 15 years.

Failing to prevent bribery

9 Offer, promise or give (directly or indirectly) to another a financial or other advantage in connection with a person performing a relevant function improperly. A relevant function includes an activity connected to a business or performed in the course of employment where the person performing it was expected to perform it in good faith, impartially or in a position of trust.

10 Request, agree to receive or accept a financial or other advantage in connection with a person performing a function improperly.

11 With the intention of influencing the FPO in his capacity, in order to obtain or retain business or an advantage in the conduct of business.

12 An associated person bribes another person intending to obtain or retain business or an advantage in the conduct of business for an organisation. It is a defence for the organisation to prove that despite a particular case of bribery it nevertheless had adequate procedures in place to prevent persons associated with it from bribing.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

The offence of failing to prevent a person associated with the organisation from bribing another person on its behalf, only applies to “commercial organisations”. This includes entities incorporated in the UK, regardless of where they conduct their business AND entities incorporated outside of the UK that conduct their business in the UK.

An “associated person” includes persons who perform services for or on behalf of the organisation regardless of their capacity. This will generally include employees, agents, subsidiaries and joint venture partners.

Although it is a strict liability offence (i.e. there is no need to prove intent), it is a defence to demonstrate that despite the bribery taking place, the organisation had “adequate procedures” to prevent bribery.

No offence of bribing a FPO is committed if the FPO is permitted or required by applicable local laws to be influenced by the offer, promise or gift.

Extra-Territoriality of the Offences

The offences referred to under Sections 1, 2 and 6 of the BA are committed if (a) no ingredient of them takes place in the UK but the relevant act or omission would be an offence if it had taken place in the UK and (b) the individual offender has a close connection to the UK.

Defence - Adequate procedures

Anti-bribery procedures should be proportionate to the risks faced by an organisation. Small companies are not generally required to have policies as extensive as large multi-national organisations and where no risk of bribery exists, an organisation will not be required to have any anti-bribery procedures in place (although this is unlikely to be the case for most organisations and would be very difficult to prove without having conducted, and documented, a review of its bribery risks).

Principles

The guidance published by the Ministry of Justice13 (“the Guidance”), recommends that organisations adopt a risk based approach to managing the risk of bribery and establishes six key principles to assist organisations in creating robust policies and procedures. These principles are as follows:

1.Proportionate procedures - the organisation should develop clear and precise policies and procedures to avoid the risk of bribery. These should be proportionate to the risk associated with the size, nature and complexity of the business and its activities and establish clear reporting lines and methods of escalating any issues identified.

2.Top level commitment - the culture of the organisation should be seen to flow from senior management down. It is therefore important that the top-level management (board of directors, partners, governing body etc.) takes responsibility for communicating the organisation’s anti-bribery stance and ensuring it is adhered to.

13 “Guidance about procedures which relevant commercial organisations can put in place to prevent persons associated with them from bribing”.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

3.Risk assessment – a thorough assessment of the risks faced by the organisation should be conducted on an ongoing basis. This assessment should consider both the internal and external risks of bribery. In particular, transactions conducted in riskier jurisdictions or with foreign public officials should warrant a higher degree of assessment.

4.Due diligence – where risks are identified, appropriate investigations should be conducted to ensure bribery is not occurring. This will include a review of all associated persons.

5.Communication (including training) – the communication of the organisation’s policies and procedures is as important as the policies themselves and this should be evidenced. The senior management should ensure that all associated persons are aware of the organisation’s policies and procedures and agree to comply with them, or have adequate policies and procedures in place. Training should also be conducted for specific Staff initially when they join Finisterre and then on an ongoing basis as necessary.

6.Monitoring and review – The policies and procedures should be reviewed annually and updated where appropriate. The organisation should also incorporate bribery into its internal monitoring programme and record any incidents and actions taken.

Policies and Procedures

Staff may not give, agree to give or offer any benefit or other consideration to any person including a public official or an employee in the private sector as an inducement or reward for that person doing or not doing an act in relation to his principal affairs or business.

It is an offence just to offer such a gift or other consideration whether or not the offer is accepted or acted upon. The provision or acceptance of cash gifts is strictly prohibited. It should be noted that this is an area that is being closely scrutinised by regulators and the UK Serious Fraud Office (and equivalent bodies in other jurisdictions).

Staff may not request, agree to receive or accept any benefit or other consideration from any person as an inducement or reward for doing or not doing an act in relation to his principal affairs or business.

In the event that such an offer is received, Staff concerned should report that fact to the Compliance Officer.

Risk Assessment

Finisterre is dedicated to ensuring that it adequately assesses and categorises risk. The Firm maintains a risk register detailing the risks to which the Firm is exposed. In assessing the Firm’s risk of bribery, it has considered five key areas:

•Country Risk
•Sectoral Risk

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

•Transaction Risk
•Business Opportunity Risk
•Business Partnership Risk

Country Risk and Sectoral Risk

The Firm operates from a low risk jurisdiction, i.e. the UK. Nevertheless, the Firm recognises that its business involves transactions in certain emerging market jurisdictions with higher risk of bribery (country risk). In some instances, the industries in which the Firm invests, such as construction, infrastructure and extractive industries, may also present a higher risk of bribery (sectoral risk).

Notwithstanding the country and sectoral risk to which the Firm (and inter alia the Company) may be exposed, the Firm considers that its overall bribery risk is mitigated by the nature of its transactions and its internal controls.

Transaction Risk

The Firm transacts only with regulated counterparties.

All marketers receive training at least annually in anti-bribery issues and are required to certify compliance with Finisterre’s anti-bribery policies and procedures on a quarterly basis.

Payments to marketers are reviewed by the Chief Executive Officer of the Firm to ensure that they are in accordance with contractual terms and do not appear unusual. This will include any large transactions, a large number of small payments, unusual, complex or secret payments, payments where there are multiple counterparties, and payments where local government permission is required. Similarly, all expenses, including gifts and hospitality expenditure by Staff, are reviewed by the Chief Executive Officer. The Chief Executive Officer receives anti-bribery training and is aware of the role which his review plays in mitigating Finisterre’s risk.

Except in rare cases, Finisterre does not take a management role in its portfolio companies, such as a seat on the investee company’s management board. Where an employee of Finisterre does hold such a position, the sanction of Finisterre’s Senior Management (“SM”) is required and SM will monitor the continued appropriateness of that position over time, via the Chief Compliance Officer. SM’s assessment will include a consideration of the bribery risk presented by the investment and the employee’s management position. The employee concerned will enquire into the investee company’s anti-bribery policies and procedures, and will consider whether the contracts entered into or proposed by the investee company may indicate or present a risk of bribery. Any suspicions of bribery will be reported to the Chief Compliance Officer.

Business Opportunity Risk

Finisterre regularly assesses its internal risk of bribery. In order to minimise this risk Finisterre ensures:

•SM actively express a commitment to reducing the risk of financial crime, including bribery and corruption.
•Policies and procedures are reviewed annually.
•Staff are provided with relevant, understandable and effective training.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

•Finisterre prohibits the provision of cash to Staff (apart from de minimis amounts to cover small incidental expenses).
•Finisterre prohibits the receipt or giving of cash gifts.
•Finisterre requires non-monetary benefits above £125 in value (given or received) to be pre-cleared and maintains a register of such items.
•References are sought and checked when recruiting new Staff.
•Quarterly self-certification by employees that anti-bribery policies and procedures (among others) have been followed.
•Quarterly self – certification by Staff of their fitness and propriety and financial soundness are received.
•The Manger and the Firm maintains clear and confidential anti-bribery reporting lines.
•Staff are liable for disciplinary action, which may include summary dismissal, for failing to comply with the Finisterre’s policies and procedures, including its anti-bribery policies and procedures.
•The Risk Register is regularly reviewed by Senior Management which includes Finisterre’s exposure to financial crime and bribery risk and the systems and controls in place to mitigate this risk.

Business Partnership Risk

Finisterre does not use third party marketers based in any higher risk jurisdictions. Where Finisterre uses the services of third parties marketers or agents to identify investment opportunities, Finisterre ensures that the third parties are made aware that it does not condone any form of bribery, and are requested to confirm their own anti-bribery commitment. The Board approves all contracts with marketers or agents.

Employee Obligations

Finisterre requires all employees to comply with its policies and procedures. Any breach of such provisions may result in disciplinary action by Finisterre and potentially criminal prosecution. The Compliance Officer has overall responsibility for the implementation and continued monitoring of Finisterre’s anti-bribery policy.

All Staff must report any concerns or suspicions of actual, attempted or suspected bribery to the Compliance Officer. All reports will be fully investigated and reported to SM.
It is important that you do not discuss your concerns or suspicions with anyone other than the Compliance Officer, regardless of their seniority. The only exception is if your concerns relate to the Compliance Officer him/herself; in these circumstances you should discuss your concerns with a member of senior management.

2.2 Foreign Corrupt Practices Act (“FCPA”)

The FCPA prevents:

    1. US business entities, citizens, nationals and residents,

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

2. foreign companies with a class of securities listed on a US stock exchange, or a class of securities quoted over-the-counter if the company is required to file periodic reports with the SEC, and
3. foreign persons and entities that do not otherwise fit into category (2) that engage in any act in furtherance of a corrupt payment while in the territory of the United States, from making payments or providing anything of value to non-US government officials, political party officials or candidates for political office, in order to obtain or retain business for or with, or direct business to, any person.

A company which violates the anti-bribery provisions of the FCPA may, upon conviction, be fined up to $2 million per violation. An employee or agent of the company convicted of a violation of the FCPA may be fined up to $250,000 or imprisoned for not more than five years, or both. In addition to criminal sanctions, the FCPA allows the US Attorney General to initiate a civil action in a United States District Court seeking an injunction against any act or practice which constitutes a violation of the FCPA, or a fine of up to $16,000 per violation.

2.3 PAY TO PLAY POLICY

(i)Introduction
To the extent Finisterre provides or seeks to provide investment advisory services to a government entity,14 Finisterre will take the measures described herein to seek to ensure that contributions to an official of such government entity and payments to any third party who is engaged to solicit advisory business from such government entity are not made with the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by Finisterre. All italicized terms used in these procedures are defined in Section (iii), “Definitions”.
In this regard, Finisterre has adopted policies and procedures in order to comply with Rule 206(4)-5 under the U.S. Investment Advisers Act of 1940, as amended (the “Rule”).15 The Rule, with certain exceptions, prohibits Finisterre from:
a.receiving compensation for providing investment advisory services to a government entity, directly or indirectly, for two years after Finisterre or any of its covered associates makes a contribution to an official of such government entity;
b.coordinating, or soliciting any person or political action committee to make, (a) contributions to an official of a government entity to which Finisterre is providing
14 Finisterre will be deemed to be seeking to provide investment advisory services to a government entity when it responds to a request for proposal, communicates with the government entity regarding the entity’s formal selection process for investment advisers or engages in some other solicitation of the government entity for the purpose of providing advisory services to such government entity, either directly or through a government entity’s investment in a covered investment pool managed by Finisterre.
15 Finisterre may have additional responsibilities under the code of conduct of a government program or plan it manages and/or the laws of the state or city in which such program or plan is located. (See, for example, the Code of Conduct of the New York State and Local Employees’ Retirement System, the New York State and Local Police and Fire Retirement System and the New York State Common Retirement Fund at www.osc.state.ny.us/pension/codeofconduct.pdf.)

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

or seeking to provide advisory services or (b) payments to a political party of a state or locality where Finisterre is providing or seeking to provide advisory services to a government entity; and
c.making or agreeing to make payments to third parties to solicit advisory business from a government entity on behalf of Finisterre unless such third parties are registered investment advisers or registered broker-dealers who are themselves subject to similar restrictions regarding contributions to officials of government entities as Finisterre.
The Rule applies only to the extent that Finisterre provides or seeks to provide investment advisory services to a government entity, either directly or through a government entity’s investment in a covered investment pool managed by Finisterre.
(ii)Procedures
These procedures seek to ensure that neither Finisterre nor any of its covered associates makes or has made a contribution in violation of the restrictions on political contributions. In addition, these procedures prohibit Finisterre from paying or entering into an agreement to pay a third party to solicit advisory business from a government entity on its behalf unless such third party has affirmed its status as a regulated person.
a.Prohibited Political Contributions
i.Political Contributions to:

a.Candidates: Except for certain de minimis contributions (described below), covered associates of Finisterre are prohibited from making any contribution to any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for U.S. state or local office, including any such person who is running for U.S. federal office (a “Candidate”).
b.Political Action Committees and State and Local Political Parties: Except for certain de minimis contributions (described below), covered associates of Finisterre are prohibited from making any contribution to a political action committee or a state or local political party closely associated with a Candidate
Certain De Minimis Contributions: Covered associates of Finisterre are permitted to make contributions per election of up to $350 in the case of a contribution to an official for whom such covered associate is entitled to vote and up to $150 in the case of a contribution to an official for whom such covered associate is not entitled to vote, provided that the covered associate represents that such contribution was not made with the purpose of influencing the award of an advisory contract or the decision to invest in a fund managed by Finisterre and is not likely to have the effect of influencing the award of an advisory contract or the decision to invest in a fund managed by Finisterre.

ii.Coordination and Solicitation of Contributions and Payments

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

Covered associates of Finisterre are prohibited from:-
a.coordinating or soliciting any person or political action committee on or after March 14, 2011 to make (a) a contribution to a Candidate, or (b) a payment to a political party of a U.S. state or locality for the purpose of influencing the award of an advisory contract or the decision to invest in a covered investment pool managed by Finisterre; or
allowing a Candidate to use their name or the Finisterre name on any fundraising literature, or
b.sponsoring a meeting or conference which features a Candidate as an attendee or guest speaker and which involves fundraising for such person.
iii.Exception for Certain Returned Contributions: The prohibition of the Rule (on receiving compensation for providing advisory services to a government entity for two years after Finisterre or a covered associate has made a contribution to an official of such government entity) will not apply in certain instances where the triggering contribution is returned. In the event the Chief Compliance Officer discovers that a covered associate has made a contribution in violation of these procedures, the Chief Compliance Officer will within four months after the date of the contribution and 60 days after discovering the contribution, require the covered associate to seek to obtain a return of the contribution and hereby informs the covered associate that the failure to do so may result in termination of the covered associate’s employment with Finisterre without prior notice. Finisterre’s reliance on this exception for returned contributions is limited to no more than two times per a 12-month period and no more than once for each covered associate, regardless of the time period.
iv.Indirect Violations: Neither Finisterre nor any of its covered associates may do anything indirectly that would result in a violation of these procedures.
v.Certification of Compliance with the Procedures. Each covered associate will be required to make a quarterly certification that he or she has not made a direct or indirect contribution or payment to a Candidate, a political action committee or a political party of a U.S. state or political subdivision thereof on or after March 14, 2011 in violation of these procedures.
b. Special Disclosure Prior to Hire, Promotion or Transfer
(i)Prior to the hiring, promotion or transfer of a person that would result in such person serving as a covered associate of Finisterre, such person will be required to disclose, as a condition of the hiring, promotion or transfer, all of the contributions and payments made by such person to Candidates, political action committees and U.S. state and local political parties within the preceding two years (if the person will solicit clients for Finisterre) or six months (if the person will not solicit clients for Finisterre), but not prior to March 14, 2011. To the extent Finisterre is aware that the person has made a contribution or payment in violation of these procedures, Finisterre will make a determination as to whether to hire, promote or transfer such person to serve as a covered associate.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

(ii)Finisterre will include a representation in its US employment agreements dated on or after March 14, 2011 that the employee has not, within the preceding two years (if the employee will solicit clients for Finisterre) or six months (if the employee will not solicit clients), made a contribution to (a) any person (including any election committee for the person) who is an incumbent, candidate or successful candidate for state or local office, including any such person who is running for federal office, (b) a political action committee, or (c) a state or local political party, other than those contributions that were made prior to March 14, 2011 or that are disclosed to Finisterre.
c. Payments to Third Parties to Solicit Advisory Business from Government Entities
(i)Review and Approval of Third Party Solicitation Agreements: Compliance will review and approve each third party solicitation agreement or arrangement prior to Finisterre entering into such agreement or arrangement.
(ii)Required Disclosure by Regulated Persons: Prior to Finisterre providing or agreeing to provide payment to a third party on or after September 13, 2011 to solicit advisory business from a government entity on its behalf, the Chief Compliance Officer will require the third party to provide, as a condition to Finisterre engaging such third party, a written representation regarding its status as a regulated person.
(iii)Ongoing Review of Regulated Person Status: In the event Finisterre provides or agrees to provide payment to a third party on or after September 13, 2011 to solicit advisory business from a government entity, Finisterre will require such third party to provide Finisterre with satisfactory representations that the third party meets and will continue to meet the definition of a regulated person as of such date or will obtain such other evidence as Finisterre deems satisfactory to verify such third party’s status as a regulated person as of such date.
(iv)Recordkeeping: Finisterre will keep a list of the name and business address of each regulated person to whom Finisterre provides or agrees to provide, on or after September 13, 2011, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf.
(iii) Definitions
“Contributions” means gifts, subscriptions, loans, advances, deposits of money, or anything of value made for: (i) the purpose of influencing any election for U.S. federal, state or local office; (ii) payments of debt incurred in connection with any such election; or (iii) transition or inaugural expenses of the successful candidate for state or local office.
“Covered associates” means (i) Finisterre’s general partners, managing members, executive officers and other individuals with a similar status or function; (ii) Finisterre’s employees who solicit a government entity for Finisterre and persons who supervise, directly or indirectly, such employees; and (iii) any political action committee controlled by Finisterre or by any person described in (i) or (ii) above. An “executive officer” of Finisterre means the president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer of Finisterre who performs a policy-making function or any other person who performs similar policy-making functions for Finsiterre.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

“Covered Investment Pool” means (i) an investment company registered under the U.S. Investment Company Act of 1940 that is an investment option of a plan or program of a government entity or (ii) any company that would be an investment company under section 3(a) of the U.S. Investment Company Act of 1940, but for the exclusion provided from that definition by either section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act.
“Government entity” means any U.S. state or political subdivision of a state, including (i) any agency, authority or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to, a “defined benefit plan” as defined in section 414(j) of the U.S. Internal Revenue Code, or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.
“Official” means any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity if the office (i) is directly or indirectly responsible for, or can influence the outcome of, the hiring of Finisterre by the government entity or (ii) has the authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of Finisterre by the government entity.
“Payments” means gifts, subscriptions, loans, advances or deposits of money or anything of value.
“Regulated person” means
(i)an investment adviser registered with the U.S. Securities and Exchange Commission (“SEC”) that has not, and whose covered associates have not, within two years of soliciting a government entity, (A) made a contribution to an official of that government entity other than as permitted by Rule 206(4)-5(b)(1), and (B) coordinated or solicited any person or political action committee to make any contribution to an official of a government entity to which Finisterre is providing or seeking to provide investment advisory services or payment to a political party of a state or locality where Finisterre is providing or seeking to provide investment advisory services, or
(ii)a “broker”, as defined in section 3(a)(4) of the U.S. Securities Exchange Act of 1934, or a “dealer”, as defined in section 3(a)(5) of that Act, that is registered with the SEC and is a member of a national securities association registered under section 15A of that Act (e.g., the U.S> Financial Industry Regulatory Authority, Inc.), provided that (A) the rules of the association prohibit members from engaging in distribution or solicitation activities if certain political contributions have been made and (B) the SEC, by order, finds that such rules impose substantially equivalent or more stringent restrictions on broker-dealers than the restrictions imposed by Rule 206(4)-5 of the Advisers Act and that such restrictions are consistent with the objectives of such Rule.
“Solicit” means (i) with respect to investment advisory services, to communicate, directly or indirectly, for the purpose of obtaining or retaining a client for, or referring a client to, Finisterre, and (ii) with respect to a contribution or payment, to communicate, directly or indirectly, for the purpose of obtaining or arranging a contribution or payment.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

3. Personal Account Dealing Policy

Personal Account Dealing Policy (“PAD Policy”) in relation to certain designated investments as defined in the FCA Handbook

Rules Reference:    FCA, COBS, 11.7; Rule 204A-1 under the Investment Advisers Act (“IAA”); Rule 17j-1 Investment Company Act 1940 (“1940 Act”); MFSA Rules (as defined in the Company’s Compliance Manual).

Summary:    The arrangements are to ensure that:

(1)all “Access Persons” are aware of the restrictions on personal transactions, and of the measures established by Finisterre in connection with the personal transactions and disclosure of the same; and

Finisterre is informed in advance of any personal account transactions entered into by any member of Staff, either by notification of that transaction or by other procedures enabling us to identify such transactions.

An “Access Person” is a Supervised Person who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public.

A "Supervised Person" means Finisterre's partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of Finisterre and are subject to Finisterre's supervision and control.

A ‘’Connected Person’’ includes:

•spouse (other than a legally separated or divorced spouse where you do not provide financial support), domestic partner (of the same or opposite gender) and minor children;
•Any immediate family members who live in your household;
•Any person (i) who is financially dependent on you, including those persons residing with you and those not residing you, such as financially dependent children away at college, or (ii) for whom the Access Person provides discretionary advisory services; and
•Any partnership, corporation or other entity in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person exercises effective control.

A “Covered Security” – any security (including any derivative, futures, options or forward contracts relating thereto) securities based swaps, interests in limited partnerships and other private funds, and shares of exchange traded funds except for

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

an Exempt Security. Note, spot FX transactions are not considered to be Covered Securities.

An “Exempt Security” is any of the following:-

(i)Direct obligations of the U.S. government;16
(ii)U.S. money market instruments i.e. Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iii)Shares issued by U.S. money market funds;
(iv)Shares issued by U.S. registered open-end funds other than:-
1.exchange-traded funds; and
2.registered funds managed by Finisterre or registered funds whose adviser or principal underwriter is an affiliate of Finisterre
(each, a “Reportable Fund”);
(v)Shares issued by U.S. unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable;
(vi)UK Premium Saving Bonds, UK Index-Linked Saving Certificates and Fixed Interest Savings Certificates and UK Guaranteed Equity Bonds, Capital Bonds, Children’s Bonus Bonds, Fixed Rate Savings Bonds, Income Bonds and Pensioners Guaranteed Income Bonds;17
(vii)UK unit linked pension products and endowment policies that are insurance contracts issued by insurance companies authorized to do business in the UK; and
(viii)UK AUTs and OEICs.

An “Exempt Securities Account” is a securities account that holds only Exempt Securities.

A “Reportable Transaction” is any acquisition (including by way of gift) or disposal of a Covered Security

A “Third Party Discretionary Managed Account” means any account over which the Access Person/Connected Person has no direct or indirect influence or control (e.g., neither the Access Person nor a Connected Person directs trading of any securities within that account), examples of Third Party Discretionary Managed Accounts include ISAs, Pensions and child trust funds save where such an account only holds cash.

A “Trading Account” means an account of an Access Person or Connected Person where Covered Securities are held, with the exception of third party discretionary managed account.

A “Trading Broker” is a broker to whom an Access Person or Connected Person does or may direct trading of Covered Securities.

16 With respect to items (i)-(v) these are equivalent to the five exceptions to Reportable Securities as defined under Rule 204A-1 under the U.S. Investment Advisers Act of 1940, as amended.
17 With respect to items (vi)-(viii), these were granted equivalence to certain of the exceptions listed above in an SEC No-Action letter issued in 2007 (M&G Investment Management Ltd).

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

These procedures and restrictions apply to each member of Staff of Finisterre and their Connected Persons.

(i)Policies and Procedures regarding Personal Account Dealings

a.Prohibited Transactions

Save in the case of investments already held before becoming an Access Person (“Legacy Holdings”) or in exceptional circumstances where the CCO (or individuals within the Compliance function authorised by the Compliance Officer to provide such authorisations (the “Authorised Compliance Individual”) is comfortable that there is no conflict of interest with the Funds, no approval will be given in respect of the following investments (or any options or derivative instruments related thereto):

i.Emerging Markets listed equities or equities listed on a non-Emerging Markets exchange with operations primarily in Emerging Markets (“Emerging Market Equities”);

ii.fixed-income securities where the issuer is located in Emerging Markets or has substantially all of its operations located in Emerging Markets (“Emerging Market Debt”); and

iii.any non-Emerging Market Equities position (long or short) or non-Emerging Market Debt position (long or short) held by a Fund, or which (to the best of a member of Staff’s knowledge and belief) is intended to be held by a Fund (save for Sovereign Issues by USA, Japan, UK, France and Germany).

All Staff are expected to understand the types of instruments and markets in which the Funds invest.

If a member of Staff is precluded from entering into a transaction for his/her own account (or Connected Persons’ accounts) he/she must not (except in the proper course of his/her employment):-

iv.Advise or procure any other person to enter into such a transaction; or
v.communicate any information or opinion to another person if he/she knows or ought to know, that the person will, as a result, enter into such a transaction, or counsel or procure some other person to do so.

i.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

b.Reportable Transactions18

i.Pre-clearance

All Reportable Transactions (other than those in Third Party Discretionary Managed Accounts) require pre-clearance. Pre-clearance will remain valid for 48 business hours.

ii.Holding Periods

All Covered Securities have a 45 day holding period.

(ii) Exceptions for Consultants, Connected Persons, and Members of the Board of Directors of Finisterre Malta Limited (“FML Directors”)

Connected Persons: Connected Persons are exempt from the pre clearance requirements other than for IPO’s or Limited Offerings, or in cases where the trade is directed by the Access Person;

Contractors and Consultants: For the avoidance of doubt consultants are not Access Persons however Compliance will have the ability to treat any Consultant as an Access Person if they deem it to be appropriate.

FML Directors: FML Directors will only become Access Persons upon the receipt of portfolio information which is:
(i)non-public; not made available to the underlying investors in the Fund; and involves purchase and sale information; and/or
(ii)detailed information regarding existing holdings.

Compliance will be notified upon the event a FML Director becomes an Access Person.

Upon becoming an Access Person the FML Director(s) will:

a.    become subject to a black out period until such time as the information is made available to the underlying investors (in a majority of cases this will be one month);

b.    be subject to the reporting requirements under section (iii) of this policy during the applicable black out period; and

c.    will be exempt from the pre clearance requirements under section b(i) of this policy.

(iii)Reporting Obligations

18 By way of clarification, Spot FX transactions are not considered to be Covered Securities.

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

Rule(s)

In accordance with Rule 204-1 IAA, the Firm is required to (inter alia) have provisions requiring Access Persons to report certain personal securities transactions periodically which the Firm is required to review.

An Access Person is required to submit 3 reports to Compliance. Namely:-

a.Initial Holdings Report

This must be filed within 10 days of becoming an Access Person and must not be more than 45 days old.

The Initial Holdings Report must contain:-

1.A list of all accounts which hold securities (“Securities Accounts”).

Each Securities Account must be classified as either:-

i.a Trading Account;
ii.an Exempt Securities Account; or
iii.a Third Party Discretionary Managed Account

2.A list of all Covered Securities held within a Trading Account (together with identification of the relevant Trading Account)

Compliance reserves the right to confirm and verify that neither you nor any Connected Person has any discretionary management in respect of any Securities Accounts that have been declared as being Third Party Discretionary Managed Accounts.

b.Annual Holdings Report

An Annual Holdings Report (“AHR”). This must be submitted at least once every 12 months [on a date to be determined by the Firm but generally expected to be October/November] to include:-

i. an updated list of all Securities Accounts – categorised as Trading Accounts, Exempt Securities Accounts or Third Party Discretionary Managed Accounts; and
ii.details of all Covered Securities held within a Trading Account as at a specific date19;

The AHR must be current as at a date which is no more than 45 days from the date of submission.

19 These include: i) title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, ii) number of shares and principal amount; iii) broker account; iv) date as of which the report is submitted

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

c. Quarterly Transaction Reports (“QTRs”)

In order to minimise the need to make QTRs, the Firm has implemented an online reporting system with direct feeds to a range of brokers. Employees can “link” a Trading Broker to the online system (a “Linked Trading Broker”). With respect to each Linked Trading Broker a statement is automatically generated and sent to Compliance in respect of transactions effected in that account.

i.No Need to submit a QTR

In practice in the following instances an Access Person will not need to submit a QTR:-

a.The Access Person only effects Reportable Transactions with Linked Trading Brokers (due to automatic generation of brokerage statements);

b.The Access Person effects Reportable Transactions with one or more non- Linked Trading Brokers but has submitted brokerage statements (either via the online system in the case of Linked Trading Brokers, or manually in the case of non-Linked Trading Brokers) for all Reportable Transactions for the applicable period within 30 days following the end of the relevant quarter.

ii.Requirement to submit a QTR

In all other instances an Access Person must submit a QTR within 30 days following the end of the relevant quarter.

iii.Content of QTR

The QTR must contain a list of and transaction details for any Reportable Transaction in respect of which no brokerage statement has been received.20

Ongoing Reporting re Securities Accounts

Each Access Person must notify Compliance promptly if the Access Person or any Connected Person opens any new Securities Account or moves an existing Securities Account to a different broker or custodian.

The report must classify the new/moved Securities Account as a Trading Account, Exempt Securities Account or a Third Party Discretionary Managed Account

20 This includes: i) security details (i.e. name, type, identifier/ticker symbol); ii) date traded, iii) transaction type (e.g. Buy/Sell); iv) no. of shares/contracts; v) price; vi) amount, vii) maturity date (for debt); and viii) interest rate (for debt).

Appendix E – Code Of Ethics
Date Issued – 03rd February 2014
Date Reviewed and Amended– January 2020

This PAD Policy is drawn explicitly to the attention of each member of Staff, the contents of which are made a term of their contract of employment and detail the restrictions and the basis on which Staff may undertake personal account transactions.

You should note that the PAD Policy and your undertaking is legally binding and any breach of this PAD Policy can lead to your dismissal and possibly from being employed within a controlled function (or equivalent in other jurisdictions) in the financial services industry. Additional possible sanctions for a breach may include a court awarding damages against you for losses suffered by Finisterre as a consequence of your acting in breach of the undertaking or disciplinary action taken against you by a regulatory authority.

3. Code Of Ethics Attestations

Quarterly Certifications

At every quarter end, you will be required to attest to a QC which contains (inter alia) attestations relating to compliance with this Code Of Ethics policy, in particular in relation to:-
a.Personal Gifts and Hospitality Policy (“G&E Policy”)
b.Research as a non-monetary benefit (“Research Policy”)
c.Bribery Act
d.FCPA
e.Pay to Play Policy; and
f.PAD Policy

The Code of Ethics Policy will be reviewed on an annual basis and updated when necessary.